Exhibit 10.26

February 3, 2000

Michael Zorehkey

17  Tanzanite

Rancho Santa Margarita, CA  92688

Dear Mike:

We are pleased to offer you the position of Director of Mall Development for Diedrich Coffee.  This is a critical position with our Company that will take total responsibility for the maintenance and expansion of the Company in malls. As you know, we are currently the second largest specialty coffee company in the United States with plans to expand significantly in the near future.  We view this as a growth position and a unique opportunity to help create something really special.

Our offer is as follows:

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Base salary - $2,211.54 per week (paid on a bi-weekly basis) which equates to $115,000 annually at the completion of one full year of employment.  Wages are reviewed annually as anniversary dates are reached.

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Incentive/Bonus plan - For traditional full line stores, a bonus of $1,000 will be paid for each new opening you complete and paid upon store opening. Non-traditional locations (e.g. kiosks, carts, airports, colleges, hospitals) are paid at .15% of first year sales and is paid on the 13th month anniversary of the location opening.  A bonus of $250 will be paid for each lease renewal you complete and will be paid on the execution of the lease by both parties (excludes extensions of less than 3 years or exercise of options).  For each sublease you complete during the fiscal year, a payment of $500 will be paid upon full execution of the sublease. For each occupancy cost reduction or early termination of a lease you negotiate, you will receive a payment equal to 5% of the net savings realized by the Company up to a maximum of $5,000.  This award will be paid upon full execution of the appropriate document.  This plan is for the time period of February 21, 2000 through the end of the Company fiscal year and is intended to reward personal performance.  It is not intended to pay for work completed by others (e.g. you do the deal - you receive the reward).  In order to be eligible for payment you must be employed when the payment is due.

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Stock Options - The Company will issue you options to purchase 7,500 shares of Diedrich Coffee.  The strike price of the shares will be the trailing 5 day average of the price of the shares from the day you begin employment.  These options vest over 3 years at a rate of 33% per year.  The Board reviews issuance of additional stock options annually.

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Signing bonus - a lump sum payment of $10,000, less applicable withholdings, will be made within your initial 30 days of employment. Should you voluntarily leave the Company within 12 months from the effective date of employment, for any reason, you will be responsible for repaying the Company this bonus on a prorated basis.

•	Car allowance - In this position you will receive a car allowance of $400 per month (paid on a bi-weekly basis).
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Vacation - Based on your experience, you will be entitled to earn 2 weeks of vacation during your first year of employment.  You will retain this benefit until the vacation earning potential increases based on Company vacation policy.

•	Benefits - You will participate in the Company’s benefits plan. A copy is attached. The benefit program may be modified from time to time.
•	401(k) participation based on current eligibility criteria.
•	Employment at will - you may resign at any time and Diedrich Coffee may terminate your employment at any time, with or without cause or notice.
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Termination not for cause - Should your employment be terminated for reasons other than cause (cause meaning willful misconduct, repeated failure to perform duties, fraud or dishonesty, felonious, or criminal acts), you will be entitled to a one-time payment equal to six month’s salary.

•	Position reports directly to Tony Bonwell - Vice President, Real Estate & Construction for Diedrich Coffee.
•	Start date on or before March 6, 2000.

We look forward to your early response in becoming part of our team.  Please confirm your acceptance of this offer by signing and returning an executed copy to Matt Kimble.

Very truly yours,

Tim Ryan
Chief Executive Officer

I accept the position of Director of Mall Development, Diedrich Coffee on the above terms and conditions.

Michael Zorehkey	Date